Exhibit 10.1

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is made and entered into effective as of May 1, 2007 (the “Effective Date”), by and between HOMEOWNERS CHOICE, INC., a Florida corporation (the “Company”), and FRANCIS X. MCCAHILL, III, an individual residing in the State of Florida (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1. Employment. The Company hereby employs Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2. Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 9 hereof, the employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until terminated by either of the parties as provided in Section 9 herein.

3. Duties. Executive will initially serve as the President and CEO of the Company. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Company, will use the Executive’s best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors of the Company in the advancement of the best interests of the Company. Furthermore, the Executive shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Executive from time to time by the Board of Directors of the Company. To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”) that are involved in the same business as the Company, the Executive shall perform such duties to promote these Related Entities and their respective interests to the same extent as the interests of the Company without additional compensation. At all times, the Executive agrees that the Executive has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its employees generally.

4. Compensation.

(a) Annual Base Salary. As compensation for Executive’s services and in consideration for the Executive’s covenants contained in this Agreement, the Company shall pay the Executive an annual base salary of $200,000. Such annual base salary shall be payable in equal installments in accordance with the policy then prevailing for the Company’s salaried employees generally, and the annual base salary shall be subject to any tax and other withholdings or deductions required by applicable laws and regulations. The Executive’s annual base salary will be reviewed by the Board of Directors of the Company not less frequently than annually, and the annual base salary may be adjusted upward in the sole discretion of the Board of Directors of the Company. For purposes of this Agreement, the term “Salary Year” means the twelve-month period that begins on the Effective Date and ends on the first (1st) anniversary of the Effective Date and each successive twelve-month period thereafter that ends on an anniversary of the Effective Date.

(b) Bonuses. In addition to the Executive’s annual base salary, during the term of the Executive’s employment hereunder, the Executive shall be entitled to only such bonuses as may be granted to the Executive by the Board of Directors of the Company, in their sole discretion.

(c) Other Benefits. During the term of the Executive’s employment hereunder, the Executive shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefits plans, if any, which the Company may make available to similar-level employees.

(d) Vacation. The Executive shall be entitled to up to three (3) weeks paid vacation during each Salary Year during the term of the Executive’s employment hereunder. Unused vacation from a particular Salary Year will not carry over to succeeding Salary Years, and the Executive will not be paid for any unused vacation.

(e) Reimbursement of Expenses. The Executive shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder that are approved by the Board of Directors of the Company in advance, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.

5 . Noncompetition, Nonsolicitation, and Nondisclosure Covenants.

(a) Rationale for Restrictions. Executive acknowledges that Executive’s services hereunder are of a special, unique, and extraordinary character, and Executive’s position with the Company places Executive in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship. The Executive further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Executive of Confidential Information (as defined below) relating to the Company and/or Related Entities. As a consequence, the Executive agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Executive make the covenants contained in this Section 5, that such covenants are a material inducement for the Company to employ the Executive and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b) Noncompetition and Nonsolicitation Covenants. As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date of this Agreement and ending on the date that is two (2) years after the date on which the Executive’s employment by the Company (or any Related Entity) expires or is terminated (for purposes of the noncompetition provisions hereunder, such termination must be for cause). The Executive agrees that, during the Restrictive Period, the Executive will not utilize his or her knowledge of the business of the Company or his or her relationships with investors, suppliers, customers, clients, or financial institutions to compete with the Company or any of the Related Entities in any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period (a “Covered Business”). Additionally, the Executive agrees that the Executive will not engage in any of the following acts anywhere within the Territory (as defined below) during the Restrictive Period:

(i)	directly or indirectly engage or invest in; own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend the Executive’s name or any similar name to; lend Executive’s credit to; or render services or advice to, any business which competes with, is engaged in, or carries on any aspect of the Covered Business;

(ii)	directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(iii)	directly or indirectly solicit business of the same or similar type as the Covered Business, from any person or entity known by the Executive to be a customer or client of the Company, whether or not the Executive had contact with such person or entity during the Executive’s employment with the Company;

(iv)	disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(v)	engage in any practice the purpose of which is to evade the provisions of this Section 5 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

The parties agree that the non-competition provisions contained in this Section 5 shall have no force and effect if the Executive is terminated without cause, as defined herein. The parties acknowledge and agree that if the Executive is terminated without cause or leaves the Company on his own accord, that the Executive shall be free to earn a living and compete in the Territory. All restrictions related to nondisclosure still apply to the Executive regardless of whether the termination of the Executive is with or without cause, or if the Executive leaves the Company on his own accord.

For purposes of this Agreement, the term “Territory” shall mean the entire state of Florida. The Executive acknowledges and agrees that, in light of the unique nature of the Company’s business,

the Company will market its products on a statewide basis and will compete with various companies and businesses across the entire state of Florida. Accordingly, the Executive agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests. Notwithstanding the foregoing covenants, nothing set forth in this Agreement shall prohibit the Executive from owning the securities of (i) corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (ii) any corporation, partnership, firm or other form of business organization which does not compete with, is not engaged in, and does not carry on any aspect of, either directly or indirectly through a subsidiary or otherwise, any Covered Business.

(c) Disclosure of Confidential Information. The Executive acknowledges that the inventions, innovations, software, design, trade secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company. Accordingly, the Executive agrees not to, at any time whatsoever either during or after the Executive’s term of employment with the Company, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, products under development, trade secrets, supplier and distribution lists, acquisition or sale strategies or acquisitions or sales under consideration, pricing or cost information, marketing strategies or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”). However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Executive or by any person or entity which the Executive knows (or which the Executive reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information. In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the Florida Uniform Trade Secrets Act and other applicable law.

(d) Removal and Return of Proprietary Items. The Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, design, component, device, or computer software or code obtained from the Company or containing the Company’s Confidential Information, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of Executive’s employment with the Company by either party (regardless of the reason for termination), or upon the request of the Company during the term of employment, the Executive will return to the Company all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(e) Enforcement and Remedies. In the event of any breach of any of the covenants set forth in this Section 5, the Executive recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 5. Additionally, the period of time applicable to any covenant set forth in this Section 5 will be extended by the duration of any violation by Executive of such covenant. In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 5 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

6. Executive Inventions.

(a) Definition. For purposes of this Agreement, “Executive Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Executive’s employment with the Company or during the six (6) month period following such employment, that relates in any way to, or is useful in any manner in, the businesses then being conducted or proposed to be conducted by the Company or any Related Entity.

(b) Ownership of Executive Inventions. Executive agrees and acknowledges that all Executive Inventions will belong exclusively to the Company and that all Executive Inventions are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Company’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that the Executive will promptly:

(i)	disclose to the Company in writing any Executive Invention;

(ii)	assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the Executive’s right to the Executive Invention for the United States and all foreign jurisdictions;

(iii)	execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

(iv)	sign all other papers necessary to carry out the above obligations; and

(v)	give testimony and render any other assistance in support of the Company’s rights to any Executive Invention.

7. Essential and Independent Covenants. The Executive’s covenants in Sections 5 and 6 of this Agreement are independent covenants, and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Section 5 or 6.

8. Representations and Warranties by The Executive. The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.

9. Termination.

(a) Death. The Executive’s employment under this Agreement shall terminate immediately upon Executive’s death. In the event of a termination pursuant to this Section 9(a), the Executive’s estate shall be entitled to receive any unpaid base salary owing to Executive up through and including the date of the Executive’s death.

(b) Disability. If, during the term of the Executive’s employment hereunder, the Executive becomes physically or mentally disabled in accordance with the terms and conditions of any disability policy covering the Executive or, if due to any physical or mental condition, the Executive becomes unable for a period of more than sixty (60) days during any six-month period to perform Executive’s duties hereunder on substantially a full-time basis as determined by the Company in its sole discretion, the Company may, at its option, terminate the Executive’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 9(b), the Executive shall be entitled to receive any unpaid base salary owing to Executive up through and including the effective date of Termination. In the event the Company maintains a disability insurance policy on the Executive, then, notwithstanding the foregoing, the Executive shall be entitled to receive the full amount of the disability benefits provided under such policy, in lieu of the payments of base salary provided in the preceding sentence.

(c) Termination By Company Without Cause. In addition to the other termination provisions of this Agreement, the Company, by majority vote of the Board of Directors, may terminate the Executive’s employment at any time without notice and without cause (a “Termination Without Cause”). For purposes of any vote for termination by the Board of Directors pursuant to this Section 9(c), the Executive shall not be included in the vote. In such event, Executive will be entitled to the severance compensation set forth in Section 9(f) below.

(d) Termination By Company With Cause. The Company, by majority cote of the Board of Directors, may terminate the Executive’s employment at any time with Cause. For purposes of any vote for termination by the Board of Directors pursuant to this Section 9(d), the Executive shall not be included in the vote. As used in this Agreement, “Cause” shall mean the following: (1) insufficient productivity, or the Executive’s failure or inability to perform Executive’s duties under this Agreement; (2) dishonesty, misconduct, or unlawful acts that adversely affect the Company; (3) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (4) pleading guilty or no contest to, or conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation; (5) the commission by the Executive of any act which could reasonably be expected to materially injure the reputation, business, or business relationships of the Company or Related Entities, (6) any factors which, in the opinion of the Board of Directors of the Company, may have an adverse effect on the business of the Company or Related Entities; or (7) any material breach by Executive of this Agreement. The Company may terminate this Agreement for Cause, as defined in clauses (1) and (7) above, upon thirty days prior written notice (the “Cause Notification Period”) to Executive, but such termination shall only become effective in the event of Executive’s failure to cure the applicable breach or violation, to the reasonable satisfaction of Company, prior to the end of the Cause Notification Period. The Company may terminate this Agreement for Cause, as defined in clauses (2), (3), (4), (5) and (6) above, at any time with no notice. In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Executive provided for by this Agreement as of the effective date of termination, and all payments to the Executive hereunder shall immediately cease and terminate as of such date, except that Executive shall be entitled to the annual base salary hereunder up to and including the effective date of termination.

(e) Termination By The Executive. The Executive may voluntarily elect to terminate this Agreement at any time during its effective term provided that the Executive must deliver to the Company written notice of such intention to terminate at least thirty (30) days prior to the date upon which termination is desired. In the event of a termination by the Executive hereunder, the Company shall be relieved of all its obligations to the Executive provided for by this Agreement as of the effective date of termination, and all payments to the Executive hereunder shall immediately cease and terminate as of such date, except that Executive shall be entitled to the annual base salary hereunder up to and including the effective date of termination. Termination of employment by the Executive without notice as provided for herein shall constitute a violation of this Agreement; provided, however, that the Company and the Executive may mutually agree upon a termination at any time.

(f) Termination Pay. In the event of a Termination Without Cause by the Company, the Executive shall be entitled to receive the salary provided for in Section 4(a) of this Agreement for the six (6) month period (the “Severance Period”) immediately following the date of termination of the Executive (the “Termination Date”). Executive shall be entitled to receive only such compensation as is provided in this Section 9(f), and such compensation shall be in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. In addition to the severance pay described in the preceding sentence, the Executive shall continue to receive, during the Severance Period, all employee health and welfare benefits that Executive would have received during the Severance Period in the absence of such termination. Executive agrees and acknowledges, however, that Executive will forfeit the right to receive the compensation and benefits provided hereunder during the Severance Period immediately upon the Executive’s breach of any covenant set forth in Section 5 of this Agreement. Notwithstanding the foregoing, the expiration of the Executive’s employment pursuant to Section 2(a) of this Agreement or the termination of the Executive’s employment pursuant to Section 2(b) of this Agreement shall not constitute a Termination Without Cause and shall not give rise to any severance payment or other benefits pursuant to this Section 9(f).

10. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11. Miscellaneous. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Executive’s employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Executive which are not set forth in this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Executive and Executive’s heirs, executors, administrators and legal representatives. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned by the Executive without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

12. Governing Law; Resolution of Disputes. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of choice of law or conflicts of law thereunder. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the State of Florida, and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held in Tampa Florida, or such other place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne among the parties to the arbitration as determined by the arbitrators. It is the intention of the parties that to the extent the Employee’s position is upheld, his expenses (including cost of witnesses, evidence, and attorneys), as determined by the arbitrators, shall be reimbursed to him by the Company.

13. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

HOMEOWNERS CHOICE, INC., a Florida corporation

By:	/s/ Francis X. McCahill, III
Francis X. McCahill, III, President

Address:
145 SW Central Park Plaza Ste 115
Port St. Lucie, FL 34986

Facsimile Number:	(772) 204-9399

EXECUTIVE:

/s/ Francis X. McCahill, III
FRANCIS X. MCCAHILL, III

Address:
1314 S. Ramona Ave.
Indialantic, FL 32903

Facsimile Number:	(772) 204-9399